Exhibit 99.2

Cherokee Inc.	Addo Communications, Inc.
5990 Sepulveda Blvd., Suite 600	2120 Colorado Ave., Suite 160
Sherman Oaks, CA 91411	Santa Monica, CA 90404
(818) 908-9868	(310) 829-5400
Contact: Mark DiSiena, Chief Financial Officer	Contact: Andrew Greenebaum/Kimberly Esterkin

For Immediate Release:

Cherokee Inc. Announces Acquisition of

Liz Lange Maternity® and Completely Me® Brands

SHERMAN OAKS, CA (September 6, 2012) — Cherokee Inc. (NASDAQ: CHKE), a global brand management company, today announced that it has acquired the Liz Lange Maternity® and Completely Me® brands from LLM Management Co., LLC an affiliate of Bluestar Alliance, LLC for an aggregate purchase price of up to $14.0 million, inclusive of performance based earn-outs. The acquisition closed on September 4, 2012.

Credited with revolutionizing modern maternity wear by providing pregnant women stylish, fashion-forward clothing, Liz Lange is one of the most recognized and respected maternity brands sold throughout North America. “We are excited to welcome Liz as the latest addition to our strong and growing family of sought-after style-focused lifestyle brands.  In addition to Liz’s current distribution, we see an opportunity to leverage our global platform, which spans over 40 countries worldwide,” said Cherokee Group Chief Executive Officer Henry Stupp.

Liz Lange, Founder and Creative Director of Liz Lange Maternity®, commented, “We are thrilled to become a part of the Cherokee family and work directly with the Cherokee Group management team to expand the reach of our brand to expecting moms around the world.”

The Liz Lange Maternity® collection is exclusively available at all Target stores nationwide and online at Target.com.  Through its ten-year history with Target, Liz Lange Maternity® has revolutionized the maternity wear industry.

The acquisition also includes a sportswear line that Liz Lange launched in 2010 via exclusive relationships with both the Home Shopping Network in the United States and The Shopping Channel in Canada.  Capitalizing on her fashion credibility and design talent, in 2010 Liz Lange launched Completely Me® by Liz Lange, a collection of comfortable sophisticated everyday apparel.

In connection with the transaction, Cherokee arranged a new term loan with JP Morgan Chase Bank, providing financing for the purchase price.

Mr. Stupp added, “On top of the strong strategic rationale, the economics of the transaction are equally compelling. We expect the transaction to prove immediately accretive and deliver positive free cash flow.  Longer term, we see the opportunity to deliver additional top-line growth through enhanced merchandising and marketing initiatives as well as expanded distribution worldwide.”

Cherokee will provide additional details on the Liz Lange Maternity® and Completely Me® brands acquisition during today’s second quarter Fiscal 2013 earnings conference call, the details of which are below.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time and use conference ID: 398787. The earnings call and accompanying slides will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://www.thecherokeegroup.com. To listen to the live webcast, please visit the site prior to the start of the call in order to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available beginning September 6, 2012 at 4:30 p.m. PT / 7:30 p.m. ET, through September 20, 2012, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use conference ID: 398787.

About Cherokee Inc.

Cherokee Inc. is a global marketer and manager of a portfolio of Fashion and Lifestyle brands it owns and represents in multiple consumer product categories and sectors around the world. The Company has license agreements with premier retailers and manufacturers covering over 40 countries around the world including Target Stores (U.S.), Tesco (U.K., Ireland and certain Central European countries), Zellers (Canada), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain), Nishimatsuya (Japan), Magnit (Russia), Landmark Group’s Max Stores (certain Middle East and North Africa countries), and the TJX Companies (U.S., Canada and Europe).

About Bluestar Alliance, LLC

Bluestar Alliance, LLC, founded in 2007 by Joseph Gabbay and Ralph Gindi, owns, manages and markets a growing portfolio of consumer brands including Kensie®, Mac + Jac®, Joan Vass®, Kooba®, Yak Pak®, English Laundry®, Hot Kiss®, First Kiss®, Bell + Howell® and Harvé Benard®. Previous portfolio inclusions are The Sharper Image® and Ron Chereskin®. Bluestar licenses its brands to a network of best in class manufacturers and retailers both in the U.S. and internationally.

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding anticipated financial performance of the acquired brands and future dividend payments) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Sideout ,Carole Little, Liz Lange and Completely Me branded products, the Company’s dependence on Target for most of the Company’s revenues and the Company’s dependence on its key management personnel.  The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2012, and in its periodic reports on Forms 10-Q and 8-K. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.